EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus for the registration of 1,912,924 shares of common stock filed by Nestor, Inc. of our report dated April 12, 2006, relating to the financial statements and schedule which appear in Nestor, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Carlin, Charon & Rosen, LLP
Carlin, Charon & Rosen, LLP

Providence, Rhode Island

April 21, 2006